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September 11, 1995



First Financial Management Corporation


We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 33-56327 and Forms S-8 No. 2-84870, 2-96064, 33-10711, 33-17834,
33-18541, 33-21675, 33-32555, 33-31915 (Post Effective Amendment No. 1),
33-37532, 33-40891, 33-46669 and 33-48619) of First Financial Management
Corporation of our report dated August 4, 1995 relating to the unaudited consolidated interim financial statements of First Data Corporation included in this Current Report on Form 8-K of First Financial Management Corporation dated on September 11, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                            ERNST & YOUNG LLP


New York, New York





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